Exhibit 10.3

Execution Version

April 7, 2016

HCAC II, Inc.

c/o Hennessy Capital Acquisition Corp. II

700 Louisiana Street, Suite 900

Houston, TX 77002

Attention: Kevin M. Charlton

Project Legend
Amended and Restated Commitment Letter

Ladies and Gentlemen:

HCAC II, Inc. (“Newco”), a wholly owned subsidiary of Hennessy Capital Acquisition Corp. II (“Parent”), each formed at the direction of Hennessy Capital Partners II LLC and/or its affiliates (collectively, “Sponsor” or “you”) has advised GSO Capital Partners LP (together with its affiliates and funds and accounts managed or sub-advised by any of them, “GSO”, “Commitment Parties” “we” or “us”) that you are seeking to acquire (the “Acquisition”), USI Senior Holdings, Inc. (the “Acquired Business” or “Target”) pursuant to that certain agreement and plan of merger dated as of April 1, 2016 (the “Acquisition Agreement”) whereby Newco will merge with and into the Target. The Acquisition, the entering into and funding of the Term Facility (as defined below), the Refinancing (as defined below), and the Revolving Credit Facility (as defined below) and the payment of related fees and expenses are referred to herein collectively as the “Transactions”, and the date on which the Transactions are consummated is referred to herein as the “Closing Date”. As mentioned in our previous conversations, we are excited about this opportunity to provide you with debt financing for the Transactions as we are already familiar with the industry and the Acquired Business. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Term Sheets (as defined below).

You have also advised GSO that you intend that:

(a)	the Sponsor and other investors (collectively with the Sponsor, the “Investors”) will directly or indirectly contribute to Parent, for further contribution directly or indirectly to Newco, an aggregate amount of cash equity (which, in respect of any equity of Parent other than common stock or “qualified preferred”, shall be on terms reasonably acceptable to the Commitment Parties) (collectively, the “Equity Contribution”) that represents, together with rollover equity (which may be cash or non-cash) of (i) the Target held by management and current investors in the Target or (ii) of the Parent held by current investors in the Parent, not less than $199,500,000;

(b)	the Borrower (as defined in the Term Facility Term Sheet) will obtain the senior secured unitranche term facility described in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Facility Term Sheet”, and, collectively with the Conditions Precedent attached hereto as Exhibit C, the “Term Sheets”) in an aggregate amount of $100.0 million;

(c)	the Borrower will use commercially reasonable efforts to obtain a senior secured asset-based revolving credit facility from a revolving lender selected by the Borrower and reasonably acceptable to GSO (provided, Wells Fargo Bank, National Association, is reasonably acceptable to GSO) which shall be subject to customary intercreditor arrangements set forth in an intercreditor agreement (the “Intercreditor Agreement”) reasonably satisfactory to the Sponsor, GSO and the agent under such senior secured asset-based revolving credit facility, in an aggregate amount up to $25.0 million (or such greater amount as is determined by the Borrower and reasonably acceptable to GSO) (the “Revolving Credit Facility”); and

(d)	all indebtedness of the Company and its subsidiaries under that certain Revolving Credit and Term Loan Agreement, dated as of May 1, 2015, by and among SunTrust Bank, United Subcontractors, Inc., USI Intermediate Holdings, Inc. and Target, shall have been paid in full, and all commitments, security interests and guaranties in connection therewith shall have been terminated and released (or arrangements therefor reasonably satisfactory to the Commitment Parties shall have been made) (the transactions described in this clause (d) are collectively referred to herein as the “Refinancing”).

Immediately after consummating the Transactions, the Borrower and its subsidiaries will have no outstanding indebtedness except as described above and except for (i) indebtedness permitted to remain outstanding under the Acquisition Agreement, (ii) indebtedness permitted to be incurred under the Acquisition Agreement prior to the Closing Date, and (iii) trade payables, capital leases and equipment financings that the Borrower and the Commitment Parties reasonably agree may remain outstanding after the Closing Date (the indebtedness described in clauses (i) through (iii) above, collectively, the “Permitted Surviving Debt”).

In connection with the foregoing, GSO is pleased to advise you of its commitment (on behalf of funds and accounts managed or sub-advised by GSO and its affiliates) to provide the entire principal amount of the Term Facility, upon the terms and subject to the conditions set forth or referred to in this commitment letter (the “Commitment”) (including Exhibit A, Exhibit B and Exhibit C and other attachments hereto, this “Commitment Letter”). This Commitment Letter amends and restates that certain commitment letter dated April 1, 2016, among GSO and you.

You hereby appoint GSO to act, and GSO (or our designee reasonably acceptable to you) hereby agrees to act, as the agent, collateral agent, sole bookrunner and sole lead arranger for the Term Facility on the terms and subject to the conditions set forth or referred to in this Commitment Letter. GSO (or our designee reasonably acceptable to you), in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter) will be paid in connection with the Term Facility unless you and we shall so agree.

From the date hereof until the earliest of:

(a) the mutual agreement of the parties hereto not to pursue the execution of the definitive agreements relating to the Term Facility (“Definitive Agreements”);

(b) the Closing Date; and

(c) the Termination Date (as defined below) (or such later date as you and GSO shall have mutually agreed to extend GSO’s Commitment hereunder),

unless you first obtain our approval, you:

(i)	shall not, and shall cause your affiliates, agents, representatives, counsel, consultants and advisors and any other person acting on your or their behalf not to, directly or indirectly solicit, participate in any negotiations or discussions with or provide or afford access to information to any third party with respect to, or otherwise effect, facilitate, encourage or accept any offers for the funding of the Term Facility or any alternative equity or debt financing arrangements in connection with the Transactions (other than the Equity Contribution, on terms and in the amount reasonably agreed by GSO, and the Revolving Credit Facility); and

(ii)	shall terminate or have terminated prior to the date hereof any written agreement or arrangement related to the foregoing to which you or your affiliates are parties, as well as any activities and discussions related to the foregoing as may be continuing on the date hereof with any party other than GSO and its representatives.

All of the rights of GSO under this paragraph shall remain in full force and effect notwithstanding the termination of this Commitment Letter or GSO’s commitments and agreements hereunder.

GSO may assign through a syndication process or otherwise, its Commitment in part to one or more financial institutions or other entities engaged in the business of holding loans or securities, provided, that (a) such assignments to banks, financial institutions, funds, accounts and clients managed or sub-advised by GSO will be permitted without consultation with the Borrower, and (b) such assignments to banks, financial institutions and funds which are not, in each case, managed or sub-advised by GSO will be permitted with the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the Borrower. You agree to use your commercially reasonable efforts to assist GSO and cooperate with GSO in such syndication process to such extent as GSO may reasonably request until 60 days after the Closing Date. Notwithstanding anything to the contrary contained in this Commitment Letter, neither the commencement nor completion of a syndication process or compliance with any of the conditions set forth in this paragraph shall constitute a condition precedent to the availability and initial funding of the Term Facility on the Closing Date or at any time thereafter.

You hereby represent and covenant that to your knowledge (a) all written factual information (other than (i) the Projections (as defined below), (ii) other forward-looking information and (iii) information of a general economic or industry nature) that has been or will be made available to GSO by or on behalf of you or any of your representatives in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, does not or will not, when furnished, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the projections, when taken as a whole, with respect to the Borrower and its subsidiaries (the “Projections”) that have been or will be made available to GSO by or on behalf of you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to GSO (it being recognized by the Commitment Parties that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material). You agree that if at any time prior to the closing of the Transactions any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances, provided, that any such supplementation shall cure any breach of such representations. You understand that in syndicating the Commitment we may use and rely on the Information and Projections without independent verification thereof.

As consideration for the commitments and agreements of the Commitment Parties under the Commitment Letter with respect to the Term Facility, you agree to pay (or cause to be paid) to GSO, for the account of each Commitment Party, the fee based compensation described in the separate Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”) on the terms and subject to the conditions expressly set forth therein.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein (including an obligation to negotiate in good faith); it being acknowledged and agreed that the commitments of the Commitment Parties hereunder to fund the Term Facility on the Closing Date are subject only to the applicable express conditions set forth in Exhibit C hereto (the “Funding Conditions”), and upon satisfaction (or waiver by the Commitment Parties) of the Funding Conditions, the funding of Term Facility shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of the Commitment Letter, and the Term Facility Documentation.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Term Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary but subject to the conditions precedent in Exhibit C, (i) the only representations and warranties the making and accuracy of which shall be a condition precedent to the funding under the Term Facility on the Closing Date shall be (A) such of the representations and warranties made by or on behalf of the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Commitment Parties, but only to the extent that you have (or your applicable affiliate has) the right, pursuant to the Acquisition Agreement, to terminate your (or its) obligations under the Acquisition Agreement to consummate the Acquisition (or the right not to consummate the Acquisition pursuant to the

Acquisition Agreement) as a result of a breach of such representations and warranties (the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Term Facility Documentation and the Closing Deliverables shall be in a form such that they do not impair the funding under the Term Facility on the Closing Date if the conditions expressly set forth in Exhibit C hereto are satisfied (or waived by the Commitment Parties) (it being understood that, to the extent any security interest in any Collateral is not or cannot be provided (other than a security interest that can be created by the execution and delivery of a security agreement) and/or perfected (other than (A) a lien on Collateral that may be perfected by the filing of a financing statement under the Uniform Commercial Code (“UCC”) or (B) a pledge of the equity interests of the Borrower and its material wholly-owned U.S. subsidiaries (solely to the extent required in the Term Facility Term Sheet) with respect to which a lien may be perfected upon closing by the delivery of a stock or equivalent certificate (other than those stock or equivalent certificates of subsidiaries of the Company not provided to you after your use of commercially reasonable efforts to obtain such stock or equivalent certificates)) to the extent required under the Term Sheets on the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of security interests in such Collateral shall not constitute a condition precedent to the availability and funding of the Term Facility on the Closing Date, but shall be required to be provided and/or perfected within 90 days after the Closing Date (subject to extensions agreed to by GSO)). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Facility Documentation relating to corporate or other organizational existence, power and authority (as to execution, delivery and performance of the Term Facility Documentation) of the Borrower and the Guarantors, the due authorization, execution, delivery, enforceability and non-contravention of the Term Facility Documentation with the governing documents of the Borrower and Guarantors, solvency as of the Closing Date (after giving effect to the Transactions) of the Parent and its subsidiaries on a consolidated basis (such representation and warranty to be consistent with the solvency certificate in the form set forth in Annex I attached to Exhibit C hereto), Federal Reserve margin regulations, the Investment Company Act, the PATRIOT Act, OFAC or the Foreign Corrupt Practices Act and other anti-terrorism laws (including the use of proceeds of the Term Facility not violating such laws), and the creation, validity and perfection of security interests in the Collateral (subject to permitted liens as set forth in the Term Facility Documentation and the limitations set forth in the preceding sentence and the Term Sheets). This paragraph and the provisions contained herein shall be referred to as the “Certain Funds Provision”.

You agree to indemnify and hold harmless GSO as set forth in Exhibit A hereto, the terms of which are incorporated herein in their entirety.

This Commitment Letter and our commitments and undertakings hereunder shall not be assignable by you (except by you to one or more of your affiliates that is a domestic “shell” company controlled, directly or indirectly, by the Sponsor to effect the consummation of the Acquisition prior to or substantially concurrently with (and to the Target substantially concurrently with) the consummation of the closing of the Acquisition) without our prior written consent (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto

(and Indemnified Parties), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Parties) and is not intended to create a fiduciary relationship between the parties hereto. Any and all obligations of, and services to be provided by, GSO hereunder (including, without limitation, its Commitment) may be performed and any and all rights of GSO hereunder may be exercised by or through any of its affiliates or branches having the ability to perform GSO’s obligations hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter supersedes all prior understandings, whether written or oral, between us with respect to the Term Facility. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the state of New York.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, provided, that, notwithstanding the preceding sentence and the governing law provisions of this Commitment Letter, it is understood and agreed that (x) the interpretation of the definition of “Material Adverse Effect” (and whether or not a Material Adverse Effect has occurred), (y) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable affiliate has the right to terminate your or their obligations under the Acquisition Agreement or to decline to consummate the Acquisition and (z) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor any of its respective terms or substance, nor the activities of GSO or you pursuant hereto, shall be disclosed, directly or indirectly by GSO or you, to any other person except (a) to their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) pursuant to the order of any court or administrative agency or otherwise as required by applicable law, regulation, compulsory legal process or as requested by a governmental authority (in which case each of GSO and you agrees to inform the other promptly thereof), (c) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter, (d) in connection with any syndication or other marketing materials in connection with the Term Facility and (e) in any proxy statement or similar public filing related to the Acquisition or in connection with any public filing requirement; provided that you may disclose this Commitment Letter and the contents hereof to the sellers and the Target, its subsidiaries and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis; provided further that nothing herein shall prevent GSO or its affiliates who are providing services hereunder from disclosing any such information (i) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over GSO or any of its affiliates (in which case GSO or such affiliate agrees to inform you promptly, unless GSO or such affiliate is prohibited by applicable law from so informing you, or except in connection with any request as part of a regulatory examination or audit), (ii) to the extent that such information becomes publicly available other than by reason of disclosure by GSO or any of its affiliates in violation of this paragraph, (iii) to the extent that such information is received by GSO or its affiliates from a third party that is not, to GSO or such affiliate’s knowledge, subject to confidentiality obligations to you, the Company, the Borrower or the Sponsor, (iv) to the extent that such information is independently developed by GSO or its affiliates, in each case, so long as not based on information obtained in a manner that would otherwise violate this provision, (v) to GSO’s affiliates (including funds managed, advised or sub-advised by GSO) and its and their officers, directors, employees, legal counsel, independent auditors, fund advisors, other experts, advisors or agents, GSO’s current or prospective funding sources and other persons authorized by GSO to organize, present or disseminate such information, or (vi) with your prior written consent. Notwithstanding the foregoing, GSO may publicize in its marketing materials that GSO acted as arranger and lender in connection with the Term Facility (which may include the reproduction of the Borrower’s and the Acquired Business’ logo).

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE ACQUISITION, THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES CONTEMPLATED HEREUNDER.

GSO hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), GSO and any other lender under the Term Facility may be required to obtain, verify and record information that identifies you and/or the Borrower, which information includes the name, address, tax identification number and other information regarding you and/or the Borrower that will allow GSO or such lender under the Term Facility to identify the Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to GSO and any other lender under the Term Facility.

You acknowledge that GSO and its respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests. Neither we nor any of our affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you in connection with the performance by us of services for other companies, and we will not furnish any such information to other companies. You also acknowledge that neither we nor any of our affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter by returning to us executed counterparts hereof not later than 5:00 p.m., New York City time, on April 8, 2016. GSO’s Commitment hereunder and its agreements contained herein will expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter and GSO’s Commitment hereunder and its agreements contained herein will terminate at the earlier of: (a) the closing of the Term Facility; (b) the closing of the Transactions without the use of the financing proposed hereunder; (c) the date of termination of the Acquisition Agreement by you or with your written consent, in each case, prior to the closing of the Acquisition; or (d) in the event that the initial borrowing in respect of the Term Facility does not occur on or before August 19, 2016 (the “Termination Date”), unless we shall, in our sole discretion, agree to an extension; provided, that any rights of GSO that survive termination shall continue in full force and effect for purposes of clarity. Notwithstanding any term or provision hereof to the contrary, all of the rights and obligations of GSO and you hereunder in respect of governing law, submission to jurisdiction, indemnification, confidentiality, exclusivity, and syndication shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or GSO’s commitments and agreements hereunder.

[Remainder of this page intentionally left blank]

The Commitment Parties are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

GSO CAPITAL PARTNERS LP

By	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

[SIGNATURE PAGE TO COMMITMENT LETTER]

Accepted and agreed to as of
the date first above written:

HCAC II, Inc.

By	/s/ Daniel J. Hennessy
Name: Daniel J. Hennessy
Title: Chairman and Chief Executive Officer

[SIGNATURE PAGE TO COMMITMENT LETTER]

EXHIBIT A

INDEMNIFICATION PROVISIONS

Unless otherwise defined, terms used herein shall have the meanings assigned thereto in the commitment letter dated today’s date (the “Commitment Letter”) (such term and each other capitalized term used but not defined herein having the meaning assigned in the Commitment Letter).

In accordance with the Commitment Letter, if the Closing Date occurs, you (the “Indemnitor”) shall pay promptly (and in any event within thirty (30) days) following receipt of the relevant invoice (including customary backup documentation in reasonable detail supporting such invoice) for all of GSO’s reasonable and documented out-of-pocket fees, costs and expenses (including, without limitation, all reasonable and documented out-of-pocket costs and expenses arising in connection with the syndication of the Term Facility and any due diligence investigation performed by GSO, and the reasonable and documented out-of-pocket fees and expenses of special counsel to GSO and also of, without limitation, any local legal counsel as shall be reasonably necessary following consultation with you in connection with the transactions contemplated hereby) arising in connection with the negotiation, preparation, execution, delivery or administration of the Commitment Letter and the definitive documentation for the Transactions.

In addition, the Indemnitor hereby indemnifies and holds harmless all Indemnified Parties (as defined below) from and against all Liabilities (as defined below). “Indemnified Party” shall mean GSO, the other holders of the Term Facility, each affiliate of any of the foregoing and the respective directors, officers, agents and employees of each of the foregoing, and each other person controlling any of the foregoing within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended. “Liabilities” shall mean any and all losses, claims, damages, liabilities or other costs or expenses to which an Indemnified Party may become subject which arise out of or are related to or result from any transaction, action or proceeding connected with the Transactions or the other matters described or referred to in the Commitment Letter; provided that Liabilities shall not include any losses, claims, damages, liabilities or other costs or expenses which result from (i) the gross negligence, bad faith or willful misconduct of an Indemnified Party or which result from a claim brought as a result of the breach by such Indemnified Party of its obligations under any documents executed in connection with the Term Facility or (ii) any dispute solely among the Indemnified Parties and/or their related parties and not arising out of any act or omission of you, any of your or its subsidiaries or the Sponsor (other than any proceeding against any commitment Party solely in its capacity or in fulfilling its role as an Agent or Lead Arranger or similar role under the Term Facility). In addition to the foregoing, the Indemnitor agrees to reimburse each Indemnified Party promptly (and in any event within thirty (30) days) following written demand therefor (together with customary backup documentation in reasonable detail supporting such reimbursement request; provided nothing herein shall require the furnishing of or access to any information, materials or documents subject to attorney-client privilege) for all reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating, defending or participating in any action or other proceeding relating to any Liabilities (whether or not such Indemnified Party is a party to any such action or proceeding).

In no event shall you or the Borrower have any liability to any Indemnified Party for any consequential or punitive damages, except for any such consequential or punitive damages included in any third party claim in connection with which such Indemnified Person is entitled to indemnification. If any Indemnified Party is entitled to indemnification under this Exhibit A with respect to any action or proceeding brought by a third party that is also brought against you, you shall be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to the Indemnified Party. Upon assumption by you of the defense of any such action or proceeding, the Indemnified Party shall

EXHIBIT A

have the right to participate in such action or proceeding and to retain its own counsel but you shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof unless (i) you have agreed to pay such fees and expenses, (ii) you shall have failed to employ counsel reasonably satisfactory to the Indemnified Party in a timely manner, or (iii) the Indemnified Party shall have been advised by counsel that there are actual or potential conflicting interests between you and the Indemnified Party, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to you. You shall not consent to the terms of any compromise or settlement of any action defended by you in accordance with the foregoing without the prior consent of the Indemnified Party (other than any such compromise or settlement exclusively requiring payment of money by you).

The following shall hereinafter be referred to as the “SPAC Provision”. Reference is made to the final prospectus of Hennessy Capital Acquisition Corp. II (the “SPAC”), filed with the Securities and Exchange Commission and dated July 22, 2015 (File No. 333-205152) (the “Prospectus”). GSO warrants and represents that it has read the Prospectus and understands that the SPAC has established a trust account containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (collectively, with interest accrued from time to time thereon, the “Trust Fund”) initially in an amount of $199,599,000 for the benefit of the SPAC’s public stockholders (“Public Stockholders”) and certain parties (including the underwriters of the IPO) and that, except for a portion of the interest earned on the amounts held in the Trust Fund, the SPAC may disburse monies from the Trust Fund only: (i) to the Public Stockholders in the event they elect to redeem the shares of common stock of the SPAC in connection with the consummation of the SPAC’s initial business combination (as such term is used in the Prospectus) (“Business Combination”), (ii) to the Public Stockholders if the SPAC fails to consummate a Business Combination within 24 months from the closing of the IPO, (iii) any amounts necessary to pay any taxes and for working capital purposes or (iv) to the SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of the SPAC entering into discussions with GSO regarding a potential business relationship (which may include a Business Combination), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, GSO hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Fund or distributions therefrom, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between the SPAC and GSO, this Commitment Letter or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). GSO hereby irrevocably waives any Claims it may have against the Trust Fund (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the SPAC and will not seek recourse against the Trust Fund (including any distributions therefrom) for any reason whatsoever (including, without limitation, for an alleged breach of this Commitment Letter). GSO agrees and acknowledges that such irrevocable waiver is material to this Commitment Letter and the Transactions described herein and specifically relied upon by the SPAC to induce it to enter into the Transactions or other matters described or referred to in this Commitment Letter, and GSO further intends and understands such waiver to be valid, binding and enforceable under applicable law. To the extent GSO commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the SPAC, which proceeding seeks, in whole or in part, monetary relief against the SPAC, GSO hereby acknowledges and agrees that its sole remedy shall be against funds held outside of the Trust Fund and that such claim shall not permit GSO (or any party claiming on GSO’s behalf or in lieu of GSO) to have any claim against the Trust Fund (including any distributions therefrom) or any amounts contained therein. In the event GSO commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the SPAC, which proceeding seeks, in whole or in part, relief against the Trust Fund (including any distributions therefrom) or the Public Stockholders, whether in the

EXHIBIT A

form of money damages or injunctive relief, the SPAC shall be entitled to recover from GSO the associated legal fees and costs in connection with any such action, in the event the SPAC prevails in such action or proceeding.

EXHIBIT B

Project Legend
$100.0 Million Term Facility
Summary of Principal Terms and Conditions1

Borrower:	Initially, Target (as successor by merger to Newco), and immediately following the Closing Date, United Subcontractors, Inc. (“USI”, the “Company”, or the “Borrower”).

Lenders	Banks, financial institutions, funds, accounts and clients managed or sub-advised by GSO (the “Term Lenders”)

Term Facility Administrative Agent:	An entity acceptable to GSO and the Borrower will act as sole and exclusive administrative agent (in such capacity, the “Term Facility Administrative Agent”) and collateral agent for the Term Lenders holding any Term Loans (as defined below), and will perform the duties customarily associated with such roles.

Term Facility:	A term loan unitranche facility in an aggregate principal amount of up to $100.0 million; provided, at GSO’s option, such facility may consist of (x) a first lien, “first-out” senior secured term loan facility (the “First-Out Term Facility”; the loans thereunder the “First-Out Term Loans”) in U.S. dollars in an aggregate principal amount to be determined and (y) a first lien, “second-out” senior secured term loan facility (the “Second-Out Term Facility” (and, together with the First-Out Term Facility, the “Term Facility”); the loans thereunder, the “Second-Out Term Loans” (and, together with the First-Out Term Loans, the “Term Loans”) in U.S. dollars in an aggregate principal amount of to be determined.

Revolving Credit Facility	The Revolving Credit Facility in an amount of $25.0 million provided by a revolving lender selected by the Borrower and reasonably acceptable to GSO. No more than $5 million (not including any amounts drawn or utilized to cash collateralize or otherwise backstop outstanding letters of credit) of the Revolving Credit Facility shall be drawn on the Closing Date.

Incremental Facilities:	The Borrower shall have the right to increase the commitments to the Term Loan (the “Incremental Term Loans”) in an aggregate amount up to $25.0 million (the “Incremental Facility”) at any time on or before the final maturity date of the Term Facility, provided that (i) GSO shall have the first right to provide the Incremental Facility, (ii) no commitment of any Lender shall be

1 All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

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increased without the consent of such Lender, (iii) the Borrower shall satisfy the conditions precedent for extensions of credit set forth below, (iv) the Borrower will be in pro forma compliance with all financial covenants, (v) the Incremental Term Loan shall be on terms consistent with the Term Loan (and subject to GSO’s prior review), except that (x) that the final maturity date for the Incremental Term Loan may be later than the Term Loan, (y) the weighted average life to maturity of any Incremental Term Loan may be longer than the weighted average life to maturity of the Term Loan and (z) the all-in pricing (including interest rate and upfront fees (equated to an increase in interest rates based on an assumed 4-year average life to maturity in a manner as determined by GSO) applicable to the Incremental Term Loan will not be more than 0.50% higher than the corresponding all-in pricing (determined on the same basis) applicable to the Term Loan, unless the interest rate margin with respect to the Term Facility is increased by an amount equal to the difference between the all-in pricing with respect to the Incremental Term Loan and the all-in pricing on the Term Facility minus 0.50%. The Incremental Facility shall become part of the Term Facility.

To the extent the proceeds of any Incremental Facility are intended to be applied to finance an acquisition that is permitted under the Term Facility Documentation, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality provisions.

Each credit extension under an Incremental Facility made after the Closing Date will be subject to conditions customary for transactions of this type, including, without limitation, accuracy of all representations and warranties; absence of any default or event of default; absence of any event that could reasonably be expected to have a material adverse effect; receipt of borrowing request and such other documents, certificates, information or legal opinions as the Administrative Agent or the Required Lenders shall have reasonably requested.

Purpose:

The proceeds of the Term Facility will be used by the Borrower on the Closing Date, together with the proceeds of the Equity Contribution, solely to pay the consideration for the Acquisition, for the Refinancing, for the payment of any close-out fees in connection with the termination of hedging obligations, if any, of the Company and its subsidiaries (including accrued and unpaid interest and applicable premiums), to consummate the Transactions and to pay fees, costs and expenses related to the Transactions and for other general corporate purposes.

Availability:	The Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	Adjusted LIBOR plus 10.00% per annum cash interest, payable quarterly. “Adjusted LIBOR” is the London interbank offered rate for U.S. dollars,

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adjusted for customary Eurodollar reserve requirements, if any, and subject to a floor of 1.00%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Term Lenders, 12 months or a shorter period).

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

Default Rate:	If any event of default has occurred and is continuing, the then otherwise applicable rate of interest shall be increased by 2% per annum. Default interest shall be payable on demand.

Final Maturity and Amortization:

The Term Facility will mature on the date that is five years after the Closing Date.

The Second-Out Term Facility will not amortize. The First-Out Term Facility shall amortize at a rate to be determined and customary for transactions of this type.

Guarantors:	Guaranteed by all of the Company’s wholly owned domestic subsidiaries and any parent holding companies of the Borrower (the “Guarantors”, and together with the Borrower, the “Loan Parties”).

Security:	All obligations under the Term Facility will be secured by a first priority perfected security interest in and lien on all real and personal property of the Loan Parties (subject to a customary excluded property construct to be agreed), including, without limitation, all equipment, general intangibles, goods, documents, contracts, trademarks, patents, copyrights, intercompany obligations, stock (including stock (and other ownership interests in) of each Loan Party (other than the stock of Parent) and all proceeds and products thereof; provided that only 65% of the stock of (or other ownership interests in) controlled foreign corporations will be required to be pledged if the pledge of a greater percentage would result in material adverse tax consequences) and membership interests, securities, notes, and all real estate owned or leased (provided, leasehold mortgages shall not be required for those leases listed on Schedule 3.07(b) of the Acquisition Agreement as in effect as of the date hereof) by the Loan Parties (but excluding cash, accounts receivable, books and records, chattel paper, deposit accounts (and all cash, checks and other negotiable instruments, funds and other evidences of payment held therein), securities accounts and operating accounts, inventory, and all other working capital assets and all documents, instruments, and general intangibles related to any of the foregoing of the Loan Parties’ now owned and hereafter acquired, and all proceeds and products thereof, the “Revolving Facility Priority

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Collateral”), together with a pledge of all stock of the Loan Parties, and a second priority perfected security interest in and lien on the Revolving Facility Priority Collateral (collectively, the “Collateral”).

Ranking	The Term Facility shall rank pari passu to the Revolving Credit Facility and senior in right of payment to all other existing and future indebtedness of the Company.

Mandatory Prepayments:

Subject to the Intercreditor Agreement, the Borrower shall be required to make an offer to prepay the Loans in an amount equal to 100% of the net cash proceeds from equity or debt issuances or the sale or disposition of assets, insurance and condemnation proceeds and other extraordinary payments (in each case with exceptions to be agreed).

The Borrower shall be required to make an offer prepay the Loans in an amount equal to 75% of excess cash flow (EBITDA, less capital expenditures, cash taxes, scheduled debt service and any cash investments made in connection with future acquisitions) on an annual basis as additional payments of principal (subject to step downs to be agreed upon).

In the event of a Change of Control (to be defined), the Borrower will be required to make an offer to prepay amounts outstanding under the Term Loan at the then applicable optional prepayment premium (plus accrued and unpaid interest).

Voluntary Prepayments:	Voluntary prepayments of borrowings will be permitted at any time on or prior to the second anniversary of the Closing Date subject to customary notice requirements and to payment of a customary make-whole amount (at a make-whole price equal to the present value at such prepayment date of (i) the applicable prepayment premium on the first day after the second anniversary of the Closing Date (the “First Call Date”) (expressed in percentage of principal amount as set forth across from “Year 3” in the table below under “Prepayment Premiums”, i.e., 3.00%), plus (ii) all required remaining scheduled interest payments due on such Term Loan to and excluding the First Call Date, computed using a discount rate equal to the sum of 50 basis points plus the yield on U.S. Treasuries of a maturity comparable to the life remaining on such Term Loan). Voluntary prepayments of borrowings will be permitted at any time following the second anniversary of the Closing Date (subject to customary notice requirements), without premium or penalty (except as provided below), subject to reimbursement of the Term Lenders’ redeployment costs prior to the last day of the relevant interest period. Voluntary prepayments shall be in minimum principal amounts consistent with the Term Facility Documentation Principles. All

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voluntary prepayments of the Term Facility (and/or any other facility, class or tranche of Term Loans, as determined by the Borrower in its sole discretion) will be applied to the remaining amortization payments under the Term Facility (and/or such other facility, class or tranche of Term Loans, as determined by the Borrower in its sole discretion) as directed by the Borrower (and absent such direction, in direct order of maturity thereof.

Prepayment Premiums:	Voluntary prepayments of the Term Loans, in whole or in part, after the second anniversary of the Closing Date shall be accompanied by a prepayment premium calculated on the principal amount so prepaid in accordance with the table set forth below:

Term Loan Year	Applicable Prepayment Premium
Year 3	3.00%
Year 4	1.00%
Year 5	None

Term Facility Documentation:	The definitive documentation for the Term Facility (the “Term Facility Documentation”) shall be consistent with this Term Sheet and customary for transactions of this type and shall be negotiated in good faith by the Borrower and the Commitment Parties so that the Term Facility Documentation, giving effect to the Certain Funds Provision, is finalized as promptly as practicable after the acceptance of the Commitment Letter (the “Term Facility Documentation Principles”).

Representations and Warranties:	Limited to the following: representations and warranties as to due organization and qualification, good standing, power and authority; location of chief executive officer; organizational identification number; subsidiaries; due authorization, execution, delivery and enforceability; governmental and third party consents and approvals; no conflicts; no violation of law, regulation, judgments, organizational documents or agreements, and no creation of liens; binding obligations; accuracy of financial statements and no material adverse change; no litigation; commercial tort claims; environmental matters; compliance with laws (including SPAC-related) and material agreements; not an investment company or subject to regulation restricting the transactions; tax matters; margin regulations; use of proceeds; employee benefits and ERISA; ownership of assets; insurance; intellectual property and licenses; accuracy of disclosure; employment matters and absence of labor disputes; identification of subsidiaries; solvency; indebtedness; deposit accounts and securities accounts; parent as holding company; acquisition documents; collateral matters; material agreements; Patriot Act; OFAC and FCPA compliance; and government contracts.

Conditions Precedent	Subject to the Certain Funds Provision, the borrowings under the Term Facility on the Closing Date will be subject solely to the applicable

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to Borrowing:	conditions precedent set forth in Exhibit C to the Commitment Letter.

Covenants:

Limited to the following (with customary qualifications and mutually agreeable exceptions (including, without limitation, permitted business acquisitions and the ability to incur additional debt in connection therewith) to negative covenants):

(a)          Reporting Covenants - Delivery of annual unqualified audited financial statements, budgets and forecasts; quarterly and monthly unaudited financial statements; quarterly compliance certificates; quarterly management discussion and analysis with financial statements; and customary notifications, including, without limitation, notice of any default.

(b)          Affirmative Covenants - Maintenance of existence, property, insurance and material intellectual property; compliance with laws; regulatory matters; environmental; disclosure updates and customary notifications; formation of subsidiaries; conduct of business; payment of taxes and other obligations; books and records; inspection and audit rights; lender calls; lender meetings; use of proceeds; margin regulations; deposit accounts; additional guarantors and collateral; cash management; employee benefits; compliance with ERISA; and further assurances.

(c)          Negative Covenants - Restrictions on indebtedness; liens; mergers, consolidations and acquisitions; disposal of assets; engaging in business other than current business and those reasonably related thereto; fundamental changes; amendments; change of control; investments; redemptions (including stock purchases), dividends, and payments on junior capital (including an absolute prohibition on all payments of fixed cash dividends in respect of “qualified preferred” stock); affiliate transactions; use of proceeds; Parent as holding company; covenants limiting dividends or loans made from subsidiaries to the Borrower or on the ability of the Borrower or any subsidiary to grant liens; sale/leaseback transactions; limitation on issuance of equity interests (subject to the SPAC structure); speculative hedging; amendments to organizational documents and material agreements; restrictive agreements; change in fiscal year or accounting practices; and operating leases.

(d)          Financial Covenant - Maintenance of a maximum total leverage ratio (total debt/EBITDA) (with levels and definitions to be determined (including the ability to make such calculation net of an amount to be agreed of (i) unrestricted cash and cash equivalents and (ii) cash and cash equivalents restricted in favor of the Agent) and adjustments to be made to give pro forma

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effect to the Acquisition).

Board Observation Rights:	GSO will have the right to elect one observer (the “Observer”) to the Company’s Board of Directors. The Observer will be entitled to attend all Board of Directors meetings and receive all materials distributed to the Board of Directors, but shall have no voting rights.

Events of Default:	Limited to the following (with customary notice and cure periods): payment default; breach of representations in any material respect; breach of covenants and non-performance of obligations; cross-default to material indebtedness; cross-default to the Revolving Credit Facility; cross-acceleration to other material debt; bankruptcy or insolvency; any restraint against the conduct of all or a material portion of business affairs; ERISA; material judgments; change in control; termination or invalidity of guaranty or security documents; impairment of security; employee benefits; actual or asserted invalidity or unenforceability of any Term Facility Documentation or liens securing obligations under any Term Facility Documentation; and defaults under other loan documents.

Voting:

Amendments and waivers of the Term Facility Documentation will require the approval of Term Lenders holding more than 50% of the aggregate principal amount of the loans under the Term Facility (the “Required Term Lenders”), except that (a) the consent of each Term Lender directly affected thereby shall be required with respect to (i) reductions of principal, interest or fees (but not a waiver of the default rate), (ii) extensions of final scheduled maturity or the due date of any scheduled interest or fee payment and (iii) changes in voting thresholds and (b) the consent of 100% of all affected Term Lenders shall be required with respect to releases of all or substantially all Guarantors or all or substantially all of the Collateral (other than in connection with permitted asset sales). The Term Facility Documentation will contain customary protections for the Term Facility Administrative Agent and the ability of the Term Lenders to remove the Term Facility Administrative Agent.

Modifications to provisions requiring pro rata payments or sharing of payments shall only require approval of the Term Lenders and non-pro rata distributions will be permitted in connection with “amend and extend” transactions as permitted by the Term Facility Documentation.

In addition, if the Term Facility Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature in the Term Facility Documentation, then the Term Facility Administrative Agent and the Borrower shall be permitted to

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amend such provision without any further action or consent of any other party.

Cost and Yield Protection:

The Term Facility Documentation shall contain customary provisions (a) protecting the Term Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law and from the imposition of or changes in certain withholding or other taxes (it being understood that the Dodd Frank Wall Street Reform and Consumer Protection Act and Basel III and all regulations, interpretations and directives thereunder shall be deemed to be a change in law if, and only if, it is the Term Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements) and (b) indemnifying the Term Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a LIBOR borrowing on a day prior to the last day of an interest period with respect thereto, it being understood that the gross-up obligations shall not apply to U.S. federal withholding taxes imposed by Sections 1471 through 1474 of the Internal Revenue Code as of the Closing Date (and any amended or successor provisions to the extent substantively comparable thereto) and any regulations promulgated thereunder or guidance issued pursuant thereto including any intergovernmental agreements.

Assignments and Participations:

The Term Lenders will be permitted to assign (other than to natural persons) Term Loans with the consent of the Borrower (not to be unreasonably withheld or delayed); provided that (x) the investment objective or history of any prospective lender or its affiliates shall be a reasonable basis for the Borrower to withhold consent and (y) no consent of the Borrower shall be required if such assignment is made (i) to a Permitted Assignee (defined below) or (ii) after the occurrence and during the continuance of a payment or bankruptcy event of default. The Borrower will be deemed to have consented to any assignment of a Term Loan to which it has not objected within 5 business days after receipt of a request for consent to such assignment. All assignments (other than assignments to another Term Lender or an affiliate or approved fund of a Term Lender) will require the consent of the Term Facility Administrative Agent, not to be unreasonably withheld, conditioned or delayed. Each assignment will be in an amount of an integral multiple of $1.0 million or, if less, all of such Term Lender’s remaining loans of the applicable class. Assignments will be by novation. An assignment fee in the amount of $3,500 shall be paid by the respective assignor or assignee to the Term Facility Administrative Agent. Pledges of loans shall be permitted. “Permitted Assignee” shall mean a proposed assignee who is either (a) an affiliate or approved fund of a Term Lender (including GSO affiliates or funds and accounts managed or sub-advised by GSO), (b) an entity which exists under the

EXHIBIT B

laws of the United States, any state thereof, the District of Columbia or any foreign jurisdiction as: (i) a bank, savings institution, trust company, national banking association, savings and loan association, investment bank, or commercial credit corporation, (ii) an insurance company, (iii) a public employees’ pension or retirement system, or any other governmental agency supervising the investment of public funds, or (iv) a pension, pension plan, retirement, or profit-sharing, or commingled trust or fund for which any bank, trust company, national banking association or investment adviser or pension fund advisory firm registered under the Investment Advisers Act of 1940, as amended, is acting as trustee or agent, or (c) a nationally recognized investment fund, investment company, money management firm corporation, limited liability company, limited partnership or general partnership; (d) a certain qualified trust institutions; or (e) an entity substantially similar to any of the foregoing that is regularly engaged in the business of making or owning commercial loans or holding interests therein.

The Term Lenders will be permitted to sell participations in loans and commitments without consent being required, subject to customary limitations. Voting rights of participants shall be limited to matters in respect of (a) reductions of principal, interest or fees, (b) extensions of final maturity or the due date of any amortization, interest or fee payment, (c) releases of the guarantees of all or substantially all Guarantors or all or substantially all of the Collateral, and (d) changes in voting threshold. Participants will have customary rights with respect to yield protection and increased costs.

The Term Facility Documentation will contain customary provisions allowing the Borrower to replace a Term Lender in connection with amendments and waivers requiring the consent of all Term Lenders or of all Term Lenders directly and adversely affected thereby (so long as the Required Term Lenders have approved the amendment or waiver), increased costs, taxes, etc.

Expenses and Indemnification:

If the Closing Date occurs, the Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of GSO and the Term Facility Administrative Agent (within 10 business days after a written demand therefor, together with backup documentation supporting such reimbursement request) associated with the preparation, execution, delivery and administration of the Term Facility Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal

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fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to GSO and one counsel to the Term Facility Administrative Agent); (b) all reasonable and documented out-of-pocket expenses of the Term Facility Administrative Agent and the Term Lenders, together with backup documentation supporting such reimbursement request (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Term Facility Administrative Agent and one counsel to the Term Lenders, and, if necessary, of one local counsel to the Term Facility Administrative Agent and the Term Lenders taken as a whole in any relevant jurisdiction and additional counsel for each group of similarly situated parties in the event of a conflict of interest) in connection with the enforcement of the Term Facility Documentation or protection of rights thereunder; and (c) customary annual fees associated with the administration of the Term Facility by the Term Facility Administrative Agent.

Subject to the SPAC Provision, the Sponsor, the other Investors, you (or any of your or their subsidiaries or affiliates) or the Borrower (or any of its subsidiaries or affiliates) will indemnify and hold harmless the Agent, each Term Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Term Facility, the transactions in connection therewith or the Borrower’s use of loan proceeds, including, without limitation, reasonable and documented out-of-pocket attorney’s fees, expenses and settlement costs. This indemnification shall survive and continue for the benefit of all such persons and entities.

Equity Co-Invest:	GSO shall have the option to invest in the common stock of the Parent at a price of $10 per share in an amount to be mutually agreed upon (the “Equity Co-Invest”).
Governing Law and Forum:	New York; provided, that, notwithstanding the governing law provisions of the Term Facility Documentation, it is understood and agreed that (a) the interpretation of the definition of “Material Adverse Effect” (and whether or not a Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof either the Borrower or its applicable affiliate has the right to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof shall, in each case, be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Counsel to GSO and Term Lenders:	King & Spalding LLP.

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Project Legend
$100.0 Million Term Facility

Conditions Precedent2

Except as otherwise set forth below, subject in all respects to the Certain Funds Provision, the borrowing under the Term Facility shall be subject to the satisfaction (or waiver by the Commitment Parties) of the following conditions precedent:

1. Except as contemplated by the Acquisition Agreement, since December 31, 2015, no Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof, as used herein for clarity, a “Material Adverse Effect”) shall have occurred that would excuse Parent or Newco from their obligation to consummate the Acquisition under the Acquisition Agreement.

2. The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under the Term Facility in accordance with the Acquisition Agreement. The Acquisition Agreement shall not have been amended or waived, and no consents shall have been given with respect thereto, in any material respect by you or your subsidiaries in a manner materially adverse to the Commitment Parties (in each case, in their capacity as such) without the consent of such Commitment Party (such consent not to be unreasonably withheld, conditioned or delayed based on the interests of such Commitment Party in its capacity as such); provided that (a) any amendment, waiver or consent that results in (i) a reduction in the amount of consideration required to consummate the Acquisition shall be deemed not to be materially adverse to the Commitment Parties so long as any such reduction shall be applied (x) first to reduce the amount of the Equity Contribution by up to $40,000,000 and (y) after giving effect to the application of the reduction of the amount of consideration in clause (x) above, as follows: (1) 50% to reduce the Term Facility and (2) 50% to reduce the Equity Contribution (b) the granting of any consent under the Acquisition Agreement that is not materially adverse to the interests of the Commitment Parties shall not otherwise constitute an amendment or waiver and (c) any change to the definition of “Material Adverse Effect” in the Acquisition Agreement shall be deemed materially adverse to the Commitment Parties.

3. The Equity Contribution and the Equity Co-Invest (provided GSO elects to exercise such right) shall have been consummated, or shall be consummated substantially concurrently with the borrowing under the Term Facility, in at least the amount set forth in the Commitment Letter (as such amount may be modified pursuant to paragraph 2 above); provided that if the Company enters into any subscription agreements, backstop agreements, warrant agreements, registration rights agreements, conversion agreements, lock-up agreements, or any other similar agreements respecting the Company’s capital structure in connection with the Equity Contribution or the Transactions, such agreements shall be on terms and conditions reasonably satisfactory to GSO; provided further, GSO shall be reasonably satisfied with the final capital structure of the Company on the Closing Date (provided, GSO acknowledges that

2 All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit is attached, including the other Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

EXHIBIT C

the capital structure of the Company contemplated in the Acquisition Agreement (as in effect on the date hereof) is reasonably satisfactory to GSO). The Refinancing shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under the Term Facility.

4. The Commitment Parties shall have received (a) audited consolidated balance sheets and related statements of operations, shareholders’ equity and cash flows of the Company for the fiscal years ended December 31, 2015 and December 31, 2014, (b) unaudited consolidated balance sheets and related consolidated statements of operations and cash flows of the Company for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days prior to the Closing Date, (c) unaudited consolidated balance sheets and related consolidated statements of operations and cash flows of the Company for the two months ended immediately prior to the Closing Date, and (d) satisfactory projections with respect to the Borrower and its subsidiaries for the period from fiscal year 2016 through fiscal year 2020 (it being acknowledged that the projections delivered to the Commitment Parties on February 23, 2016 are satisfactory).

5. (i) The execution and delivery by the Borrower and each Guarantor of the Term Facility Documentation to which it is a party, which shall be in accordance with the terms of the Commitment Letter, the Term Sheets and the Term Facility Documentation Principles and (ii) delivery to the Commitment Parties of (a) customary legal opinions, (b) customary evidence of authority, (c) customary officer’s certificates, (d) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Borrower and the Guarantors, (e) customary borrowing requests and (f) a solvency certificate, substantially in the form set forth in Annex I attached to this Exhibit C, from the chief financial officer or chief accounting officer or other officer with equivalent duties of the Parent, in each case, as applicable, in accordance with the Term Facility Documentation Principles (the deliverables set forth in clauses (a) through (f), collectively the “Closing Deliverables”).

6. All documents and instruments, in each case, as applicable, in accordance with the Term Facility Documentation Principles and subject to the Certain Funds Provision, required to perfect the Term Facility Administrative Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.

7. The Term Facility Administrative Agent shall have received, at least five (5) Business Days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been requested in writing at least ten (10) Business Days prior to the Closing Date.

8. You shall have paid (or caused to be paid) all fees and expenses due to the Commitment Parties under the Commitment Letter and Fee Letter and required to be paid on the Closing Date, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower).

9. The Specified Acquisition Agreement Representations shall be true and correct to the extent required by the Certain Funds Provision and the Specified Representations shall be

EXHIBIT C

true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided, that to the extent that any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “Material Adverse Effect” (as defined in the Acquisition Agreement) for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto).

10. Satisfactory evidence that (i) the ratio of consolidated total debt to pro forma LTM Adjusted EBITDA (as mutually agreed upon) of Borrower and its subsidiaries measured as of the Acquisition Agreement execution date does not exceed 2.5 to 1.0 after giving effect to all Transactions contemplated hereunder and (ii) the Company’s LTM Adjusted EBITDA (as mutually agreed upon) for the last twelve months prior to the Closing Date is not less than $40.0 million.

ANNEX I to
EXHIBIT C

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

of

[PARENT]

AND ITS SUBSIDIARIES

Pursuant to the Credit Agreement3, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Parent, and not individually, as follows:

I am generally familiar with the businesses and assets of the Parent and its Subsidiaries4, taken as a whole, and am duly authorized to executed this Solvency Certificate on behalf of the Parent pursuant to the Credit Agreement. As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Term Loans under the Credit Agreement, on the date hereof, and after giving effect to the application of the proceeds of such Indebtedness:

a.	The fair value of the assets of the Parent and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of the Parent and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Parent and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Parent and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

3 Credit Agreement to be defined.

4 “Subsidiaries” to be defined.

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Parent, on behalf of the Parent, and not individually, as of the date first stated above.

[PARENT]

By:
Name:
Title: